JOINT FILING UNDERTAKING

        The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 14, 2005

SMART STUFF, INC.

/s/ Maxine Clark	By:	/s/ Maxine Clark
Maxine Clark		Maxine Clark President

CLARK/FOX, L.L.C.	CLARK/FOX II, L.L.C.

By:	/s/ Maxine Clark	By:	/s/ Maxine Clark
	Maxine Clark Manager		Maxine Clark Manager

CLARK/FOX III, L.L.C.

By:	/s/ Maxine Clark
Maxine Clark Manager